Exhibit 99.1

Westwood Holdings Group, Inc. Reports Third Quarter 2013 Results

Assets Under Management Increase to Record $17.1 Billion

Westwood International AUM Surpass $2.0 Billion

Quarterly Dividend Increased 10%

DALLAS--(BUSINESS WIRE)--October 17, 2013--Westwood Holdings Group, Inc. (NYSE: WHG) today reported third quarter 2013 revenues of $23.0 million, a 21% increase compared to revenues of $18.9 million in the third quarter of 2012. Non-GAAP Economic Earnings per share (“Economic EPS”) were $0.97 compared to $0.76 in the same quarter of the prior year and $1.07 in the second quarter of 2013. Diluted earnings per share were $0.57 compared to $0.34 in the same quarter of 2012 and $0.65 in the second quarter of 2013. The second quarter of this year included performance fees of $2.5 million related to our MLP strategy that are recognized following the annual performance period.

Highlights and significant items related to our third quarter 2013 pretax results include:

  Revenues increased 21% over the same quarter of 2012 driven by record AUM of $17.1 billion.
  Westwood International Advisors (“WIA”) net inflows aggregated $440 million, including $385 million into our new Ireland domiciled UCITS Fund.
  WIA achieved profitable operating results during the quarter for the first time following our mid-2012 launch.
  Firmwide net inflows exceeded $554 million.

WIA’s assets under management exceeded $2.0 billion at September 30, 2013, up 129% from year end. WIA contributed $2.7 million to revenues during the third quarter of 2013 and $2.4 million of related costs, compared to $1.7 million of revenues and $2.0 million of related costs in the second quarter of this year.

Brian Casey, Westwood’s President & CEO, commented, “We are very pleased with our third quarter financial results, and the exceptionally strong performance generated by our MLP, SmallCap, and Income Opportunity teams. The Westwood Funds™ had record quarterly net inflows of $194 million, bringing Westwood Funds™ aggregate year to date net inflows this year to $528 million. We continue to experience strong demand for WIA’s Emerging Markets strategies, and are looking to expand our UCITS products in the near future. WIA AUM now exceeds $2.0 billion with a strong pipeline of prospective clients. At quarter-end, Westwood had $67 million in cash and investments, stockholders’ equity of $83 million, and no debt. Today our Board approved a 10% increase in our quarterly dividend.”

AUM reached $17.1 billion as of September 30, 2013, an increase of 21% compared to $14.2 billion as of year end, and 22% higher than a year ago. Mutual fund assets, comprising ten Westwood Funds™, stood at $2.4 billion as of September 30, 2013, 48% higher than year end, and 49% higher than September 30, 2012.

Westwood’s Board of Directors today declared a quarterly cash dividend of $0.44 per common share, a 10% increase from the previous quarterly dividend rate, payable on January 2, 2014 to stockholders of record on December 13, 2013.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss third quarter 2013 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through October 25, 2013 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 99412344.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global, and Emerging Markets equities as well as income-oriented portfolios. Access to these strategies is available through separate accounts, commingled funds, the Westwood FundsTM family of U.S. mutual funds, and UCITS funds. Westwood has significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol "WHG." Based in Dallas, Westwood also has offices in Omaha and Toronto.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds™, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues among a few customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
REVENUES:
Advisory fees:
Asset based	$17,956	$16,486	$14,485
Performance based	26	2,535	69
Trust fees	4,672	4,574	3,715
Other, net	344	(120)	672
Total revenues	22,998	23,475	18,941

EXPENSES:
Employee compensation and benefits	12,480	11,907	11,397
Sales and marketing	326	334	350
Westwood mutual funds	599	462	292
Information technology	690	678	649
Professional services	887	1,077	739
General and administrative	1,250	1,284	1,183
Total expenses	16,232	15,742	14,610
Income before income taxes	6,766	7,733	4,331
Provision for income taxes	2,447	2,854	1,827
Net income	$4,319	$4,879	$2,504
Other comprehensive income:
Foreign currency translation adjustments	104	(158)	78
Other comprehensive income	104	(158)	78
Total comprehensive income	$4,423	$4,721	$2,582

Earnings per share:
Basic	$0.59	$0.66	$0.35
Diluted	$0.57	$0.65	$0.34

Weighted average shares outstanding:
Basic	7,374,600	7,349,868	7,166,020
Diluted	7,558,136	7,495,523	7,323,245

Economic Earnings	$7,334	$7,993	$5,559
Economic EPS	$0.97	$1.07	$0.76

Dividends declared per share	$0.40	$0.40	$0.37

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Nine months ended September 30,
REVENUES:	2013	2012
Advisory fees:
Asset based	$49,989	$42,677
Performance based	2,561	1,251
Trust fees	13,463	10,943
Other, net	560	2,000
Total revenues	66,573	56,871

EXPENSES:
Employee compensation and benefits	36,230	32,196
Sales and marketing	947	823
Westwood mutual funds	1,465	776
Information technology	2,024	1,874
Professional services	2,966	3,681
General and administrative	3,723	3,354
Total expenses	47,355	42,704
Income before income taxes	19,218	14,167
Provision for income taxes	7,187	5,680
Net income	$12,031	$8,487
Other comprehensive income:
Available-for-sale investments:
Change in unrealized gain on investment securities	-	(401)
Less: reclassification adjustment for net gains included in earnings	-	(908)
Net change (net of income taxes of $0, and $(714), respectively)	-	(1,309)
Foreign currency translation adjustments	(131)	60
Other comprehensive income	(131)	(1,249)
Total comprehensive income	$11,900	$7,238

Earnings per share:
Basic	$1.64	$1.19
Diluted	$1.59	$1.16

Weighted average shares outstanding:
Basic	7,347,376	7,138,878
Diluted	7,586,488	7,301,014

Economic Earnings	$20,994	$16,630
Economic EPS	$2.77	$2.28

Dividends declared per share	$1.20	$1.11

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of September 30, 2013 and December 31, 2012
(in thousands, except par value and share amounts)

	September 30, 2013 (unaudited)	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$12,009	$3,817
Accounts receivable	12,097	8,920
Investments, at fair value	55,268	59,906
Deferred income taxes	2,917	3,362
Prepaid income taxes	1,213	-
Other current assets	1,906	1,365
Total current assets	85,410	77,370
Goodwill	11,255	11,255
Deferred income taxes	2,010	1,696
Intangible assets, net	3,879	4,149
Property and equipment, net of accumulated depreciation of $2,034 and $1,747	2,372	2,145
Total assets	$104,926	$96,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,004	$1,650
Dividends payable	3,559	1,201
Compensation and benefits payable	13,638	14,537
Income taxes payable	-	1,438
Total current liabilities	19,201	18,826
Accrued dividends	1,053	-
Deferred rent	1,194	1,238
Total long-term liabilities	2,247	1,238
Total liabilities	21,448	20,064

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,789,725 and outstanding 8,187,529 shares at September 30, 2013; issued 8,526,598 and outstanding 8,031,045 shares at December 31, 2012	88	85
Additional paid-in capital	97,928	88,483
Treasury stock, at cost – 602,196 shares at September 30, 2013; 495,553 shares at December 31, 2012	(23,169)	(18,502)
Accumulated other comprehensive income (loss)	(101)	30
Retained earnings	8,732	6,455
Total stockholders’ equity	83,478	76,551
Total liabilities and stockholders’ equity	$104,926	$96,615

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,031	$8,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	288	257
Amortization of intangible assets	270	366
Fair value adjustment of liabilities	-	(96)
(Gain) on sale of available for sale investment	-	(803)
Unrealized (gains) losses on trading investments	430	(164)
Loss on disposal of property	-	1
Restricted stock amortization	8,579	7,635
Deferred income taxes	51	931
Excess tax benefits from stock based compensation	(694)	(676)
Net purchases of investments – trading securities	4,202	96
Changes in operating assets and liabilities:
Accounts receivable	(3,241)	(495)
Other current assets	(480)	(684)
Accounts payable and accrued liabilities	369	(2,691)
Compensation and benefits payable	(668)	(1,996)
Income taxes payable and prepaid income taxes	(1,922)	(961)
Other liabilities	20	(69)
Net cash provided by operating activities	19,235	9,138

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of available for sale investment	-	950
Purchases of property and equipment	(651)	(238)
Net cash (used in) provided by investing activities	(651)	712

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(4,667)	(3,796)
Excess tax benefits from stock based compensation	694	676
Proceeds from exercise of stock options	-	210
Cash dividends	(6,346)	(5,475)
Net cash used in financing activities	(10,319)	(8,385)
Effect of currency rate changes on cash	(73)	48
NET INCREASE IN CASH AND CASH EQUIVALENTS	8,192	1,513
Cash and cash equivalents, beginning of period	3,817	5,264
Cash and cash equivalents, end of period	$12,009	$6,777

Supplemental cash flow information:
Cash paid during the period for income taxes	$9,093	$5,708

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012

Net Income	$4,319	$4,879	$2,504
Add: Restricted stock expense	2,887	2,986	2,886
Add: Intangible amortization	90	90	122
Add: Tax benefit from goodwill amortization	38	38	47
Economic earnings	$7,334	$7,993	$5,559

Diluted weighted average shares	7,558,136	7,495,523	7,323,245
Economic EPS	$0.97	$1.07	$0.76

		Nine Months Ended
		September 30, 2013	September 30, 2012

Net Income		$12,031	$8,487
Add: Restricted stock expense		8,579	7,635
Add: Intangible amortization		270	366
Add: Tax benefit from goodwill amortization		114	142
Economic earnings		$20,994	$16,630

Diluted weighted average shares		7,586,488	7,301,014
Economic EPS		$2.77	$2.28

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share (or Economic EPS). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Mark A. Wallace, 214-756-6900
Chief Financial Officer